UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction	(Commission File	(IRS Employer
of	Number)	Identification No.)
incorporation)

7405 North Tamiami Trail
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (941) 952-9255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

     On September 15, 2008, the Company entered into an agreement with Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”), which revised the principal and interest payment schedules for certain of the outstanding Secured Convertible Debentures issued by the Company to Trafalgar. Included are the following Secured Convertible Debentures: $750,000 Secured Convertible Debenture issued on April 13, 2007 and $750,000 Secured Convertible Debenture issued on June 26, 2007, each of which was issued pursuant to the Securities Purchase Agreement dated February 28, 2007; $1,000,000 Secured Convertible Debenture issued on August 31, 2007 pursuant to the Securities Purchase Agreement dated August 31, 2007; and $1,500,000 Secured Convertible Debenture issued on September 26, 2007 pursuant to the Securities Purchase Agreement dated September 26, 2007. The agreement does not affect the $1,000,000 Secured Convertible Debenture issued on February 28, 2007.

The agreement provides that:

1.

Trafalgar will accept payments of $40,000 per month for 12 months beginning September 2008 for the Trafalgar Debentures on the outstanding balance of $4,904,043.00. The balance of the unpaid Interest will be accrued over the 12 months. The August 31, 2007 Debenture in the amount of $1,000,000 will not be payable during the 12 months unless the Company elects to pay it.

2.

The Company will adjust the outstanding amounts owed to Trafalgar such that when Trafalgar accepts the Trafalgar Debentures to be fully paid off, the internal rate of return to Trafalgar will be at least 20% on the Trafalgar Debentures.

3.

Trafalgar will cancel all of its outstanding warrants to purchase the common stock of the Company in exchange for two and one-half million shares of the common stock of the Company, to be delivered within one week from the execution of the agreement.

4.

As a forbearance fee for delay of payments, the Company will provide Trafalgar with four million additional shares of the common stock of the Company, to be delivered within one week from the execution of the agreement.

5.	The Company will commit to an investor relations program that is acceptable to Trafalgar six months from the execution of the agreement.

A copy of the agreement is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Term Agreement between Carbiz, Inc., and Trafalgar Capital Specialized Investment Fund, Luxembourg, dated September 15, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: September 16, 2008	By:	/s/ Stanton Heintz
Stanton Heintz
Chief Financial Officer